EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in this amended registration statement and related prospectus of MRI Interventions, Inc. dated October 7, 2013 and to the incorporation by reference therein of our report, dated March 11, 2013 (except for Notes 2, 8 and 12 for which the date is August 19, 2013), with respect to the financial statements of MRI Interventions, Inc., included in its Annual Report on Form 10-K/A for the year ended December 31, 2012, filed with the Securities and Exchange Commission on August 19, 2013.

/s/ CHERRY BEKAERT LLP

Tampa, Florida

October 7, 2013